Exhibit 10.50

Description of Compensatory Arrangement

On April 19, 2017, the Board of Directors of NeuroOne Medical Technologies Corporation (the “Company”) increased the annual performance bonus target of Thomas Bachinski, the Company’s chief development officer, to 35% of his base salary for 2017. Pursuant to the offer letter, dated January 9, 2017, Mr. Bachinski was previously entitled to an annual performance bonus target of 25% of his base salary.